UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2015

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 28, 2015, SmartHeat Inc., a Nevada corporation (the “Company”), entered into the Fourth Amendment (the “Amendment”) to the Credit and Security Agreement dated July 27, 2012, as first amended on December 21, 2012 and subsequently amended on August 23, 2013, and July 14, 2014 (the “Credit Agreement”), between the Company and Northtech Holdings Inc., a British Virgin Islands business corporation (“Northtech”). Northtech is owned by certain members of the Company’s former management, Jun Wang, Xudong Wang, and Wen Sha. Huajun Ai, the Company’s Corporate Secretary is also a part owner of Northtech.

The Amendment provides that SmartHeat will repay $1,600,000 of the outstanding principal and Northtech will extend the maturity date to July 31, 2016 for an extension fee of $100,000 in exchange for 1,500,000 shares of common stock of SmartHeat, par value $.001 per share, which shall be restricted stock and issuing a 10% Convertible Preferred Stock of its wholly owned subsidiary Heat HP, Inc. (“Heat HP”) representing 20% of the voting power of Heat HP, having a conversion, redemption and liquidation value of $1,000,000 and a 10% cumulative dividend accruing and payable quarterly ($25,000 per quarter).  In addition, the parties agreed to adjust the minimum conversion/exchange price in the Amendment from $.40 to $.20 per share and the maximum conversion/exchange price from $2.80 to $1.40 to reflect the current market conditions of the stock.  The new maximum credit line was reduced to $2,500,000.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.13 hereto and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The text set forth above under Item 1.01 is incorporated into this Item by reference.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description
10.19	Amendment No. 4 to the Credit and Security Agreement between SmartHeat Inc. and Northtech Holdings Inc., dated December 28, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	December 28, 2015	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President